EXHIBIT 23.3

CONSENT OF INDEPENDENT EXPERTS

The Board of Directors
James River Coal Company

Marshall Miller & Associates, Inc. hereby consents to the incorporation by reference in this Registration Statement on Form S-3 of the information contained in our reports, for James River Coal Company, as of March 31, 2004, and for Triad Mining, Inc. and subsidiary, as of February 1, 2005, setting forth the estimates of the Company’s and Triad’s coal reserves, and to the reference to our firm under the heading “Experts” in the registration statement.

Marshall Miller & Associates, Inc.

By: Name: Title:	/s/ Peter Lawson Peter Lawson Executive Vice President

January 18, 2006